Tema ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Tema Small & Mid-Cap Durable Quality ETF, Tema S&P 500 Growth Historical Weight ETF Strategy, Tema International Defense Innovation ETF, Tema Emerging Markets Durable Quality ETF, and Tema S&P Total U.S. Market Historical Weight ETF Strategy, each a series of Tema ETF Trust, under the heading “Management and Other Service Providers” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 23, 2025